FOR IMMEDIATE RELEASE

Interpublic Announces Retirement of 4.25% Convertible Senior Notes Due 2023

New York, NY – March 26, 2012 – Interpublic Group (NYSE: IPG) today announced the retirement of all $400 million in aggregate principal amount of its 4.25% Convertible Senior Notes due 2023 (the “Notes”).  Interpublic has redeemed the remaining principal amount of the Notes at par plus accrued interest from March 15, 2012, the last interest payment date, to the redemption date.  The principal amount of Notes redeemed was approximately $376.4 million.  In connection with the redemption, holders of the Notes had the right to convert their Notes into Interpublic common stock at a conversion rate of 82.4612 common shares per $1,000 principal amount of Notes.  Through March 23, 2012, the last date on which the Notes were convertible, holders had converted $365,000 in principal amount of the Notes into approximately 30,000 shares of Interpublic’s common stock.  Previously, Interpublic had repurchased approximately $23.2 million in principal amount of the Notes at par on March 15, 2012 upon exercise of the holders’ put option.

The repurchases and redemption have eliminated approximately 33 million shares of common stock from Interpublic’s eligible diluted share count.

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies.  Major global brands include Draftfcb, FutureBrand, GolinHarris International, HUGE, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNAGLOBAL, McCann Erickson, Momentum, MRM Worldwide, Octagon, R/GA, UM and Weber Shandwick.  Leading domestic brands include Campbell Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe and Partners Company; Gotham Inc.; Hill Holliday; ID Media; Mullen and The Martin Agency.  For more information, please visit www.interpublic.com.

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Contact Information
Tom Cunningham (Press) (212) 704-1326	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201  fax